EXHIBIT 10.15

NETIQ CORPORATION

NOTICE OF GRANT OF STOCK PURCHASE RIGHT

NetIQ Corporation, a Delaware corporation (the “Company”), hereby grants, effective as of the date set forth below (the “Grant Date”), to Charles M. Boesenberg the right to purchase up to the number of shares of the Company’s common stock, par value $0.001 per share, set forth below (the “Restricted Shares”) pursuant to the Company’s 1995 Stock Plan, as amended (the “Plan”), as follows:

Grant Date	August 6, 2004

Number of Restricted Shares	100,000

Cash Purchase Price per Restricted Share	$0.001

Total Cash Purchase Price	$100

The right to purchase the Restricted Shares is granted subject to all the terms and conditions set forth in (i) this Notice, (ii) the Restricted Stock Purchase Agreement (the “Purchase Agreement”), a copy of which is attached hereto, and (iii) the Plan, a copy of which is attached hereto. Each of the Purchase Agreement and the Plan is incorporated herein in its entirety.

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (the “Agreement”) is made and entered into as of August 6, 2004 by and between NetIQ Corporation, a Delaware corporation (the “Company”), and Charles M. Boesenberg (“Purchaser”).

WHEREAS, the Company has granted Purchaser the right to purchase (the “Stock Purchase Right”) Restricted Shares (as defined herein) pursuant to a Notice of Grant of Stock Purchase Right (the “Notice”) and the Company’s 1995 Stock Plan, as amended (the “Plan”) and subject to the terms, conditions and restrictions set forth in the Notice, the Plan, this Agreement and the Change of Control Agreement (as defined below); and

WHEREAS, in accordance with the terms, conditions and restrictions set forth in the Notice, the Plan and this Agreement, Purchaser desires to exercise the Stock Purchase Right and purchase the Restricted Shares and the Company desires to sell the Restricted Shares to Purchaser.

NOW, THEREFORE, the parties hereto agree as follows:

1. Agreement to Sell and Purchase. The Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, 100,000 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 per share, at an exercise price of $0.001 per share (the “Purchase Price”), in consideration for services rendered for an aggregate cash purchase price of $100. Payment for the Restricted Shares shall be made to the Company against delivery of the Shares as provided in Section 5 hereof on the date of this Agreement, or at such later date as shall be agreed by the Company and the Purchaser. Payment for the Shares shall be made by check or wire transfer of immediately available funds to an account specified by the Company.

2. Vesting and Forfeiture. (a) Vesting Conditions. The Restricted Shares purchased hereunder shall vest and become non-forfeitable upon the occurrence of the Vesting Conditions set forth in Schedule 1 hereto.

(b) Termination by the Company for Cause or by Purchaser without Good Reason. Subject to paragraph (e) of this Section 2, if Purchaser’s employment with the Company is terminated for Cause (as defined in the Employment Agreement dated September 8, 2003, by and between the Company and Purchaser (the “Employment Agreement”)) or if Purchaser terminates his employment with the Company without Good Reason (as defined in the Employment Agreement), all Restricted Shares that have not vested on or before the date of termination of employment shall automatically be forfeited to the Company and all of Purchaser’s rights with respect thereto (other than a right of payment pursuant to paragraph (d) of this Section 2), shall cease immediately upon termination.

(c) Termination by the Company without Cause or by Employee for Good Reason. Subject to paragraph (e) of this Section 2, if Purchaser is terminated without Cause or if Purchaser terminates his employment for Good Reason (as defined in the Employment Agreement):

(i) at any time on or prior to July 31, 2005, the Restriction Period for the Restricted Shares subject to the Time-Vested Condition shall terminate and all Restricted Shares subject to the Time-Vested Condition shall vest and become 100% non-forfeitable, and

(ii) at any time prior to the vesting of the Cliff Vested Shares, the 25,000 Restricted Shares subject to the Base Performance Condition (as defined in Schedule I) shall automatically be forfeited to the Company and all of Purchaser’s rights with respect thereto (other than a right of payment pursuant to paragraph (d) of this Section 2) shall cease immediately upon termination.

For purposes of this Agreement, the “Restriction Period” means, with respect to any Restricted Share, the period beginning on the date hereof and ending on the date on which such Restricted Share becomes vested and non-forfeitable in accordance with Section 2 of this Agreement.

(d) Payment for Forfeited Shares. Promptly following the forfeiture of Restricted Shares pursuant to (a), (b) or (c)(ii) of this Section 2, the Company shall pay to Purchaser a cash amount equal to the product of (x) the number of Restricted Shares forfeited and (y) the lower of (A) the Purchase Price and (B) the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of forfeiture.

(e) Change of Control. Notwithstanding paragraphs (a), (b) and (c)(ii) of this Section 2, if Purchaser’s employment with the Company terminates as a result of an Involuntary Termination (as defined in the Change of Control Agreement) at any time within twelve months after a Change of Control (as defined in the Change of Control Agreement), then all the Restriction Periods shall terminate and all Restricted Shares that have not been forfeited shall vest and become 100% non-forfeitable in accordance with the terms of that certain Change of Control Agreement dated August 2, 2004 by and between the Company and Purchaser (the “Change of Control Agreement”).

3. Withholding Taxes. Any withholding tax liabilities incurred in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Stock Purchase Right shall be satisfied (i) by either (x) Purchaser paying to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law within one business day of the day the tax event arises or (y) the Company withholding a portion of the Restricted Shares that have vested and become non-forfeitable having a fair market value approximately equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law, and (ii) with respect to any cash dividend or other distribution hereunder, by deducting therefrom the minimum amount of taxes required to be withheld by the Company under applicable law. Notwithstanding the foregoing, Purchaser acknowledges and agrees that he is responsible for all taxes that arise in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Stock Purchase Right.

4. Restrictions on Transfer. Purchaser may not sell, transfer, pledge or otherwise dispose of any of the Restricted Shares until after the Restriction Period. Purchaser further agrees not to sell, transfer or otherwise dispose of any shares at a time when applicable laws or Company policies prohibit a sale, transfer or other disposition. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

5. Stock Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and registered in the name of Purchaser on the stock transfer books of the Company against payment of the aggregate Purchase Price. Such certificates shall remain in the physical custody of the Company or its designee at all times during the applicable Restriction Periods.

6. Stockholder Rights. Purchaser will have the same voting and other rights as the Company’s other stockholders with respect to each Restricted Share until or unless such Restricted Share is forfeited pursuant to Section 2 hereof. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares will be adjusted accordingly and will be subject to forfeiture pursuant to Section 2 hereof and the same restrictions as the existing Restricted Shares. In the event of a cash dividend or other distribution, such dividend or distribution will be subject to forfeiture pursuant to Section 2 hereof and, at the discretion of the Administrator (as defined in the Plan), the other restrictions contained herein.

7. At-Will Employment. This Agreement and the Plan shall not confer upon Purchaser any right with respect to continuation of employment with the Company, nor shall it interfere in any way with Purchaser’s or the Company’s right to terminate Purchaser’s employment at any time, with or without cause.

8. Notices. All notices hereunder to the party shall be delivered or mailed to the following addresses:

If to the Company:

NetIQ Corporation

3553 N. First Street

San Jose, CA 95134

Attention: General Counsel

Fax: (408) 856-3777

If to the Purchaser:

To the Purchaser at the address specified on the signature page.

Such addresses for the service of notices may be changed at any time provided written notice of such change is furnished in advance to the other party.

9. Spousal Consent. As a condition to the Company’s obligations under this Agreement, the spouse of the Purchaser shall execute and deliver to the Company the Consent of Spouse attached hereto as Schedule 2.

10. Miscellaneous. (a) Interpretation. This Agreement and the Restricted Shares are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Administrator shall be binding and conclusive upon the Purchaser and his legal representatives on any question arising hereunder. The Purchaser acknowledges that he has received and reviewed a copy of the Plan.

(b) Entire Agreement. This Agreement, the Plan, the Notice, the Employment Agreement and the Change of Control Agreement constitute the entire understanding between Purchaser and the Company regarding the Stock Purchase Right and the Restricted Shares. Any prior agreements, commitments or negotiations concerning the Stock Purchase Right and the Restricted Shares are superseded. This Agreement may be amended only by written agreement, signed by both parties.

(c) Governing Law. This Agreement will be interpreted and enforced under the laws of the State of California.

(d) Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

11. Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

IN WITNESS WHEREOF, the undersigned have caused this Restricted Stock Purchase Agreement to be duly executed as of the date first above written.

NETIQ CORPORATION

By:
Name:	David J. Barram
Title:	Lead Independent Director

CHARLES M. BOESENBERG

Address:

Fax:

SCHEDULE 1

The number of Restricted Shares set forth below shall vest and become non-forfeitable upon the occurrence of the condition (the “Vesting Condition”) set forth opposite such number of Restricted Shares:

Number of Restricted Shares	Vesting Condition
75,000	If on July 31, 2005 Purchaser has continuously served as the Company’s Chief Executive Officer since the date of this Agreement, then on such date 75,000 Restricted Shares shall vest and become non-forfeitable. This Vesting Condition is referred to herein as the “Time-Vested Condition”.

Up to 25,000

The Vesting Condition described below is the “Base Performance Condition”. For purposes of this section, “MIP” means the Management Incentive Plan in effect for fiscal 2005, the “Acceleration Date” means the later of July 31, 2005 and the date that the Company files a Current Report on Form 8-K that includes the Company’s financial information for the year ended June 30, 2005, and the “Target MIP Pool” means the sum of all payments that may be paid under the MIP based on achievement of Operating Profit targets, assuming all MIP participants are paid at target levels based on achievement of Operating Profit targets.

If on July 31, 2009 Purchaser has continuously served as the Company’s Chief Executive Officer since the date of this Agreement, then on such date 25,000 Restricted Shares (the “Cliff Vested Shares”) shall vest and become non-forfeitable.

If on July 31, 2005 Purchaser has continuously served as the Company’s Chief Executive Officer since the date of this Agreement, then on the Acceleration Date, the Cliff Vested Shares are subject to accelerated vesting and become non-forfeitable at the Acceleration Date, based on the percentages of the Target MIP Pool actually paid to MIP participants during the two six month periods ended December 31, 2004 and June 30, 2005. For each six-month period, up to 12,500 shares are eligible to vest and become non-forfeitable based upon the percentage of the Target MIP Pool actually paid to MIP participants.

•      For any such six-month period,

•      if the Company paid MIP participants 100% or more of the Target MIP Pool for such six-month period, then all 12,500 Restricted Shares shall vest as of the Acceleration Date; or

•      if the Company paid MIP participants less than 100% of the Target MIP Pool for such six-month period, then the number of Restricted Shares that shall vest as of the Acceleration Date shall be equal to:

(i) the percentage of the Target MIP Pool paid to MIP participants multiplied by

(ii) 12,500,

with any fractional Restricted Share that results from such calculation being rounded down to the nearest whole share.

•      The total number of Restricted Shares that shall vest on the Acceleration Date shall be the sum of the Restricted Shares that were eligible for vesting, if any, for the two six-month periods of fiscal 2005.

SCHEDULE 2

CONSENT OF SPOUSE

I,                                         , spouse of Charles M. Boesenberg, have read and approve the foregoing Agreement. In consideration of granting of the right to my spouse to purchase shares of NetIQ Corporation, as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Signature:

Name:
Date: